Exhibit 99.2

Park City Group Reports Record EPS of $0.08 for the Second Fiscal Quarter of 2019

Record Net Income of $1.7 million and Fully Diluted EPS of $0.08
Converged Business Model Drives Enhanced Execution and Operating Leverage
Company Achieves Goal of Adding Two Additional MarketPlace Buyers Before Fiscal Year End

Salt Lake City, UT – February 7, 2019 – Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance, and supply chain platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies, announced financial results for the second fiscal quarter ended December 31, 2018.

Second Fiscal Quarter Financial and Recent Business Highlights:

●
Operating margin exceeded 30% driving record net income and upside to EPS expectations.
●
Compliance connections metric reached 75,000 for over 320,000 connections across all applications.
●
MarketPlace interest points to additional users and additional use cases before fiscal year-end.
●
Supply Chain trends remain positive as HUBs look to drive capabilities deeper into supplier base.
●
Customer focus drove strong connection growth, low churn, and increased cross selling.

“Our converged business is driving benefits in terms of improved execution and enhanced profitability, as evidenced by the record net income in the quarter,” said Randall K. Fields, Chairman and Chief Executive Officer of Park City Group. “We continue to scale our network of connections, and we are still at the early stages for increasing the scope of our activities on this network. Our single technology platform and investments in automation are allowing us to shed the overhead of our legacy model. As we focus the Success Team on serving our customers through a single, cohesive application platform, we expect revenue growth to accelerate and earnings growth to continue to outpace revenue growth.”

“Our activities in the quarter were focused on execution to ensure our customer’s success,” added Mr. Fields. “We now have over 75,000 compliance connections, as the team focused on onboarding suppliers for two large Tier 1 compliance customers which we won in the first quarter. One of these HUBs is one of the largest wholesalers in the country, and the other was a large retailer where our mandate grew since the initial engagement last quarter. These two engagements, and a robust pipeline of Tier 1 and Tier 2 prospects, give us confidence fiscal 2019 will be another strong year for adding compliance connections.”

“Interest in MarketPlace continues to grow,” said Mr. Fields. “As we projected, we have added two more buyers to MarketPlace, achieving this goal ahead of our own target of the end of our fiscal year. One of these will begin using the platform this quarter for the same use case as our initial buyer. The second launched in December for a completely new use case and has become a valuable customer reference. MarketPlace is early stage and subject to quarterly variances, due to seasonality and customer initiatives, but we are highly encouraged and expect to demonstrate the progress we have made.”

“Industry dynamics continue to drive higher interest in our supply chain capabilities as our HUBs are looking to drive our applications deeper into their supplier bases,” said Mr. Fields. “This is happening organically through an acceleration in the addition of new suppliers to existing HUBs and through high-level discussion for HUB-wide mandates and large supplier-driven mandates like we saw at the end of the prior fiscal year. We believe there is an eight-figure opportunity just from engaging every supplier we already enable at each of our HUBs they already service.”

Financial Results Summary:

Second Fiscal Quarter Results: Total revenue declined 3% to $5.6 million for the three months ended December 31, 2018, as compared to $5.7 million during the same period a year ago primarily due to lower revenues from the sale of licenses and a year-over-year decline in MarketPlace revenue. Total operating expenses were $3.9 million, an 11% decrease from $4.4 million a year ago, as the Company is leveraging investments made in increasing productivity. GAAP net income was $1.7 million, or 30% of revenue, versus $1.4, or 24% of revenue, a year ago, and GAAP net income to common shareholders was $1.5 million, or $0.08 per diluted share, compared to $1.2 million, or $0.06 per diluted share, a year ago.

Fiscal 2019 To Date Results: Total revenue increased 10% to $11.5 million for the six months ended December 31, 2018, as compared to $10.4 million during the same period a year ago primarily due to an increase in subscription revenues for the Company’s compliance and supply chain services. Total operating expenses were $8.8 million, a 2% increase from $8.6 million a year ago, as the Company is leveraging investments made in increasing productivity. GAAP net income was $2.7 million, or 23% of revenue, versus $1.7, or 16% of revenue, a year ago, and GAAP net income to common shareholders was $2.4 million, or $0.12 per diluted share, compared to $1.4 million, or $0.07 per diluted share, a year ago.

Conference Call:

The Company will host a conference call at 4:30 P.M. ET today, February 7, 2019 to discuss the Company's results. Investors and interested parties may participate in the call by dialing 877-407-9716 or 201-493-6779 (international) and referring Conference ID: 13687250. The conference call is also being webcast and is available via the investor relations section of the Company's website, www.parkcitygroup.com. A replay of the conference call will be available from 7:30 ET today until 11:59 p.m. ET on March 7, 201-. The Replay can be accessed by calling 844-512-2921 (toll-free) or 412-317-6671 (international). Please enter pin number 13687250 to access the replay.

About Park City Group:

Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-Q for the fiscal quarter ended December 31, 2018 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Non-GAAP Financial Measures

While this press release does not include non-GAAP financial measures, the financial presentation below contains certain financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, including non-GAAP EBITDA and non-GAAP earnings per share. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures to the nearest comparable GAAP measures will be provided upon the completion of the Company’s annual audit.

Non-GAAP EBITDA excludes items such as impairment charges, allowance for doubtful accounts, non-cash stock-based compensation and other one-time cash and non-cash charges. Non-GAAP EPS excludes items such as non-cash stock-based compensation, amortization of acquired intangible assets and other one-time cash and non-cash charges. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, which may not be indicative of its core operation results and business outlook. Because Park City Group has historically reported certain non-GAAP results to investors, the Company believes that the inclusion of non-GAAP measures in the financial presentation below allows investors to compare the Company’s financial results with the Company’s historical financial results reported using non-GAAP financial measures, as well as with the financial results reported by others.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

Todd Mitchell, CFO
435-645-2216
investor-relations@parkcitygroup.com

Or

Hayden IR
Rob Fink / Brett Maas
646-415-8972 / 646-536-7331
PCYG@haydenir.com

Park City Group, Inc.
INCOME STATEMENT

	3 Months Ended			6 Months Ended
FY ENDS June	12/31/18	12/31/17	% Chg.	12/31/18	12/31/17	% Chg.

Total Revenues	$5,565,237	$5,724,706	(3%)	$11,507,231	$10,436,871	10%

Operating Expenses
Cost of Services and Product Support	(1,270,659)	(1,426,351)	(11%)	(2,999,185)	(2,844,364)	5%
Sales and Marketing	(1,139,855)	(1,621,149)	(30%)	(3,047,879)	(3,207,089)	(5%)
General and Administrative	(1,326,735)	(1,140,085)	16%	(2,470,046)	(2,275,855)	9%
Depreciation and Amortization	(144,030)	(163,825)	(12%)	(289,405)	(322,628)	(10%)
Total Operating Expenses	(3,881,279)	(4,351,410)	(11%)	(8,806,515)	(8,649,936)	2%

Operating Income	$1,683,958	$1,373,296	23%	$2,700,716	$1,786,935	51%

Interest Income	54,773	-	-	89,897	-	-
Interest (Expense)	(5,623)	(7,696)	(27%)	(16,096)	(29,887)	(46%)
Income Before Taxes	1,733,108	1,365,600	27%	2,774,517	1,757,048	58%

Provision for Taxes	(47,500)	(15,116)	NM	(122,500)	(75,714)	62%

Net Income	$1,685,608	$1,350,484	25%	$2,652,017	$1,681,334	58%

Dividends on Preferred Stock	(146,611)	(162,966)	(10%)	(293,222)	(280,126)	5%

Net Income to Common Shareholders	$1,538,997	$1,187,518	30%	$2,358,795	$1,401,208	68%

GAAP EPS, Basic	$0.08	$0.06	27%	$0.12	$0.07	65%
GAAP EPS, Diluted	$0.08	$0.06	29%	$0.12	$0.07	67%

Weighted Average Shares, Basic	19,822,000	19,487,000		19,804,000	19,455,000
Weighted Average Shares, Diluted	20,375,000	20,338,000		20,474,000	20,340,000

Park City Group, Inc.
RECONCILIATION OF NON-GAAP ITEMS

	3 Months Ended			6 Months Ended
FY ENDS June	12/31/18	12/31/17	% Chg.	12/31/18	12/31/17	% Chg.

Net Income	$1,685,608	$1,350,484	25%	$2,652,017	$1,681,334	58%

Adjustments:
Depreciation and Amortization	144,030	163,825	(12%)	289,405	322,628	(10%)
Interest Expense (Income)	(49,150)	7,696	NM	(73,801)	29,887	NM
Provision for Taxes	47,500	15,116	214%	122,500	75,714	62%
Other (Incl. Bad Debt Exp.)	100,000	145,050	(31%)	200,000	195,050	3%
Stock Compensation Expense	227,585	189,785	20%	323,273	388,099	(17%)

Adjusted EBITDA	$2,155,573	$1,871,956	15%	$3,513,394	$2,692,712	30%

Net Income	$1,685,608	$1,350,484	25%	$2,652,017	$1,681,334	58%

Adjustments:
Stock Compensation Expense	227,585	189,785	20%	323,273	388,099	(17%)
Acquisition Related Amortization	32,850	32,850	-	65,700	65,700	-

Adjusted non-GAAP Net Income	1,946,043	1,573,119	24%	3,040,990	2,135,133	42%

Preferred Dividends	(146,611)	(162,966)	(10%)	(293,222)	(280,126)	5%

Adjusted non-GAAP Net Income
to Common Shareholders	$1,799,432	$1,410,153	28%	$2,747,768	$1,855,007	48%

Adjusted Non-GAAP EPS	$0.09	$0.07	27%	$0.13	$0.09	47%

Weighted Average Shares, Diluted	20,375,000	20,338,000		20,474,000	20,340,000

Park City Group, Inc.
CONSOLIDATED BALANCE SHEET

	Period Ended
FY ENDS June	12/31/18	6/30/18

Assets

Current Assets:
Cash	$16,682,282	$14,892,439
Receivables, Net Allowances	4,588,663	4,222,348
Contract Asset (Current Portion of Unbilled)	2,727,921	3,502,287
Prepaid Expenses and Other Current Assets	1,028,417	1,116,387
Total Current Assets	$25,027,283	$23,733,461

Property and Equipment, Net	$1,725,221	$1,896,348

Other Assets:
Deposits, and Other Assets	18,691	18,691
Contract Asset (Long-Term Portion of Unbilled)	3,175,125	1,194,574
Investments	477,884	477,884
Customer Relationships	854,100	919,800
Goodwill	20,883,886	20,883,886
Capitalized Software Costs, Net	119,895	168,926
Total Other Assets	$25,529,581	$23,663,761

Total Assets	$52,282,085	$49,293,570

Liabilities

Current Liabilities:
Accounts Payable	$838,151	$1,490,434
Accrued Liabilities	1,336,526	745,694
Contract Liability (Deferred Revenue)	2,671,296	2,335,286
Lines of Credit	4,660,000	3,230,000
Current Portion of Notes Payable	36,768	188,478
Total Current Liabilities	$9,542,741	$7,989,892

Long-Term Liabilities:
Notes Payable, Less Current Portion	258,209	1,592,077
Other Long-Term Liabilities	-	7,275
Total Long-Term Liabilities	$258,209	$1,599,352

Total Liabilities	$9,800,950	$9,589,244

Shareholder Equity

Series B Preferred	$6,254	$6,254
Series B-1 Preferred	2,124	2,124
Common Stock	198,395	197,738
Additional Paid-In Capital	77,129,244	76,711,887
Accumulated Deficit	(34,854,882)	(37,213,677)

Total Shareholder Equity	$42,481,135	$39,704,326

Total Liabilities and Shareholder Equity	$52,282,085	$49,293,570

Park City Group, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS

	6 Months Ended
FY ENDS June	12/31/18	12/31/17

Cash Flows From Operating Activities:
Net Income	$2,652,017	$1,681,334

Adj. to Reconcile Net Income to Net Cash from Operating Activities:
Depreciation and Amortization	289,405	322,628
Bad Debt Expense	200,000	195,050
Stock Compensation Expense	323,273	388,099
Decrease (Increase) in Accounts Receivables	208,051	(2,046,797)
Decrease (Increase) in LT Receivables, Prepaid Expenses and Other Assets	(1,892,581)	621,015
Increase (Decrease) in Accounts Payable	(652,283)	73,931
Increase (Decrease) in Accrued Liabilities	366,966	74,383
Increase (Decrease) in Deferred Revenue	335,734	58,970
Net Cash From (Used In) Operating Activities	$1,830,582	$1,368,613

Cash Flows From Investing Activities:
Capitalization of Software Costs	-	(111,241)
Purchase of Property and Equipment	(3,547)	(177,643)
Net Cash From (Used In) Investing Activities	$(3,547)	$(288,884)

Cash Flows From Financing Activities:
Net Increase in Line of Credit	1,430,000	-
Proceeds from Employee Stock Plans	-	119,790
Proceeds from Exercise of Options and Warrants	164,997	-
Proceeds from Issuance of Notes Payable	-	56,078
Dividends Paid	(146,611)	(325,931)
Payments on Notes Payable and Capital Leases	(1,485,578)	(165,164)
Net Cash From (Used In) Financing Activities	$(37,192)	$(315,227)

Net Increase (Decrease) in Cash	$1,789,843	$764,502

Cash at Beginning of Period	14,892,439	14,054,006

Cash at End of Period	$16,682,282	$14,818,508